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                                                                    Exhibit 99.1
                                  CERTIFICATION

I, Paul Mitrokostas, certify that:

         1. I have reviewed this annual report on Form 10-K in respect of the Corporate Bond-Backed Certificates, Series 1998-CAT-1 Trust (the "Trust") and all reports on Form 8-K containing distribution or servicing reports of the Trust filed in respect of periods included in the year covered by this annual report of the Trust;

         2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

         3. Based on my knowledge, the distribution or servicing information required to be provided to the Depositor by the Trustee under the pooling and servicing or similar agreement, for inclusion in these reports is included in these reports; and

         4. I am responsible for reviewing the activities performed by the Depositor and the Trustee under the pooling and servicing or similar agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the Depositor and Trustee have each fulfilled its obligations under that agreement.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated party: The Bank of New York, as Trustee.



Date: March 29, 2004


         /s/ Paul Mitrokostas
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Paul Mitrokostas, Senior Vice President


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